Exhibit 10.1

AGREEMENT

Made and executed in Tel Aviv on the 16th day of July 2007

Between:	1.	Cellocator Ltd. Private Company 51-293553-7 Of 12 Sapir Street, POB 093 Shaarei Tikvah 44810 (Hereinafter: “the Company” or “Cellocator”)

2.	Matan Y. Communication and Tracking Systems Ltd. Private Company 51-1484644 Of 12 Sapir St., POB 093 Shaarei Tikvah 44810 (Hereinafter: “Matan”)

3.	Mr. Amnon Duchovna-Naveh I.D. No. 053957569 Of 12 Sapir St., POB 093 Shaarei Tikvah 44810 (Hereinafter: “Amnon”)

(The Company, Matan and Amnon shall hereinafter be called jointly and severally: “the Sellers”)

The first party

And:	Pointer Telocation Ltd. Public Company 52-004147-6 Of 1 Korazin St. Givatayim (Hereinafter: “the Buyer”)

The second party

WHEREAS	Cellocator and Matan develop, produce, provide technical support for, market and sell hardware and software for communications and tracking of vehicles, for vehicle security, for the management of fleets of vehicles and for the assessment of vehicles (hereinafter: “the Activity”) and they have a good reputation in their field of business; and

WHEREAS	The Sellers wish to sell all tangible assets and intangible assets, as defined herein below, and the Buyer wishes to purchase the intangible assets and tangible assets, all in accordance with the conditions and consideration as specified herein below in this agreement.

Accordingly, the parties have agreed, declared and stipulated as follows:

Preamble, Appendices and Section Headings

1.1	The preamble to this agreement and appendices thereof constitute an integral part thereof.

1.2	The section headings in this agreement are intended solely for the sake of convenience and no significance whatsoever is to be assigned thereto in the interpretation of this agreement.

1.3	Definitions

The terms specified herein below shall have the meaning in this agreement that is stated alongside them as follows:

“The Intangible Assets of the Company” – The Company’s reputation and good name, including the intellectual property rights of the Company (as defined herein below), patents that have been registered in the Company’s name, insofar as such have been registered, the name “Cellocator,” the trademark of the Company, intangible rights and assets attendant thereon and the Company’s undertaking on the Date of Closing, inclusive of agreements (including leasing agreements), orders and agreements with customers, suppliers, third parties and employees in Israel and abroad, save for any claims and/or demands of any third party whatsoever against the Company, the cause of action whereof arose prior to the Date of Closing, inclusive of authorities and save for undertakings to banks, all up to the Date of Closing;

“The Intangible Assets of Matan” – The reputation and good name of Matan, inclusive of the Intellectual Property rights of Matan, patents registered in Matan’s name, insofar as such have been registered, intangible rights and assets attendant thereon, Matan’s undertaking on the Date of Closing, including agreements, orders and agreements with clients, suppliers, third parties, and employees in Israel and abroad, save for claims and/or demands of any third party whatsoever, the cause of action whereof arose prior to the Date of Closing, inclusive of authorities, but not including licenses from the Ministry of Communications, insofar as there are such, and save for undertakings to banks, all up to the Date of Closing and all, save for as specified in Appendix 1A to this agreement;

“The Intangible Assets” - The Intangible Assets of the Company and the Intangible Assets of Matan;

“The Tangible Assets of the Company” – All permanent property of the Company and current property of the Company, including customers’ debts to the Company (not including cash and cash equivalents, vehicles and equity capital but including leased vehicles), as well as current undertakings of the Company, all up to the Date of Closing;

“The Tangible Assets of Matan” – All permanent property of Matan and current property of Matan, inclusive of customers’ debts to Matan (not including cash and cash equivalents, vehicles and equity capital but including leased vehicles), as well as current undertakings of Matan, all up to the Date of Closing, save for as specified in Appendix 1A of this agreement;

“The Tangible Assets” - The Tangible Assets of the Company and the Tangible Assets of Matan;

“The Assets Being Transferred” - The Intangible Assets and the Tangible Assets jointly;

“The Conditions Precedent” – As specified in section 8 of this agreement herein below;

“The Date of Closing” – The date of closing of the transaction which will occur 5 days from the date of fulfillment of the last of the conditions precedent;

“Intellectual Property” – Intellectual property rights of any kind and type whatsoever, including proprietary rights in algorithms, binary codes, trademarks, commercial strategies, business plans, computer programs, Internet website, concepts, confidential information, developments, approval marks, collective marks, copyrights, data, customer lists, databases, designs, derivative creations, discoveries, lists of distributors, documents, site names and addresses, file structures, formulas, reputation and goodwill, ideas, improvements, samples (whether registered or not registered), information, innovations, inventions, knowledge, logo, methods, moral rights, machine code, patents, applications to register patents, patent rights; without derogating from the generality of the aforesaid, inclusive of all future requests, distribution requests, renewed production, retesting or extensions, plans, procedures, technology comprising a proprietary right, research data, research results, research notes, service signs, software, source code, sketches, statistical models, lists of suppliers, systems, techniques, technology, trade secrets, trade names and business names, trade styles, technical information, utility models, and any similar right to each of the aforesaid.

“Intellectual Property of the Company” – Any Intellectual Property of the Company or that is registered in its name, whether registered or unregistered;

“Intellectual Property of Matan” – Any Intellectual Property of Matan or that is registered in its name, whether registered or unregistered, and all, save for as specified in Appendix 1A to this agreement;

“Intellectual Property Being Transferred” – The Intellectual Property of the Company and the Intellectual Property of Matan;

2.	The Sellers Declarations

The Sellers hereby declare and undertake vis-à-vis the Buyer as follows:

2.1	The Company is a private company duly registered in Israel. The registration of the Company is fully valid and the Registrar of Companies is not conducting any proceedings for the removal of the Company. There are no liquidation proceedings against the Company, no receivership proceedings, no application for liquidation or receivership, as aforesaid, has been lodged, no notice or warning of the intent to open such proceedings, as aforesaid, has been received and the Company has no knowledge of any reason that is likely to lead to instituting such proceedings, as aforesaid.

2.2	M.S.Y. High-Tech Holdings Ltd., private company 51-2932138 (hereinafter: “Meshi Holdings”), holds 100 percent of the paid and issued share capital, on a fully diluted basis, of the Company. To date of the signature of this agreement, Ms. Medi Duchovna Naveh (hereinafter: “Medi”) holds 100 percent of the paid and issued share capital, fully diluted, of Meshi Holdings. On the Date of Closing, Amnon will hold 100 percent of the paid and issued share capital, on a fully diluted basis, of Meshi Holdings.

2.3	Matan is a private company duly registered in Israel. The registration of Matan is in full effect and the Registrar of Companies is not conducting any proceedings for its removal. No liquidations proceedings have been undertaken against Matan, no receivership proceedings, no application for liquidation or receivership, as aforesaid, has been lodged, no notice or warning of any intent to institute such proceedings, as aforesaid, has been received, and Matan has no knowledge of any reason likely to lead to instituting such proceedings, as aforesaid.

2.4	To date of the signature of this agreement, Amnon and Medi hold 100 percent of the paid and issued share capital, on a fully diluted basis, of Matan. On the Date of Closing, Amnon will hold 100 percent of the paid and issued share capital, on a fully diluted basis, of Matan.

2.5	The Company or Matan, as the case may be, are the sole owners of the Assets Being Transferred and the Assets Being Transferred are free and clear of any debt, lien, encumbrance or third party right whatsoever, save for debts appearing in the financial statements, as defined in section 2.7 herein below, and save for the undertakings pursuant to agreements specified in Appendix 2.13 to this agreement and debts that were formed commencing from January 1, 2007, as specified in section 2.8 herein below.

2.6	Save for the undertakings which appear in the financial statements and as aforesaid in section 2.5 above, the Sellers and/or Medi have no undertaking vis-à-vis any third party whatsoever to sell and/or transfer to a third party the Assets Being Transferred and/or parts thereof and the Sellers have not granted any third party any option and/or right of refusal for the purchase of the Assets Being Transferred or any part thereof.

Financial Statements

2.7	The financial statements of the Company and Matan for the years ending on December 31, 2005 and December 31, 2006 (hereinafter: “the Financial Statements”) are attached hereto as Appendix 2.7A to this agreement. The financial statements are audited and have been prepared according to customary accounting principles in Israel that are consistently applied and reflect to date of their making fully and properly the financial situation of the Company or of Matan, as the case may be, the assets and undertakings of the Company and of Matan and the results of their activities for a period or to the date to which they relate. In addition, attached hereto as Appendix 2.7B to this agreement are the tax adjusting statements of the Company and of Matan for the year that ended on December 31, 2006.

2.8	Save for that which is specified in Appendix 2.8, following December 31, 2006 and until the date of signature of this agreement, no fundamental adverse changes have occurred in the Assets Being Transferred, and the Company and/or Matan did not perform any transactions that are not in the ordinary course of business and have not undertaken any undertakings that are not in the ordinary course of business; and until the Date of Closing the Sellers will not assume any undertakings whatsoever which are not in the ordinary course of business.

Intellectual Property

2.9	The Sellers are the full and sole proprietors, free and clear, of the Intellectual Property Being Transferred. The Company and/or Matan hold the Intellectual Property Being Transferred (including by way of a user license), which constitutes all the Intellectual Property that has been used and/or is required to manage Company business and conduct Matan’s business in the field of Activity, as these are managed at the time of signature of this agreement. To the best of the Company’s and Matan’s knowledge, the Company’s use and/or Matan’s use of the Intellectual Property Being Transferred does not breach any right or license of the employees thereof or of former employees and such use, as aforesaid, does not breach any right or license of any others. The Sellers have not granted any others an exclusive right or any other right, save for rights of use to Company customers, to use or make use of the Intellectual Property Being Transferred. Appendix 2.9 to this agreement details the registered rights included in the Intellectual Property Being Transferred. Save for as detailed in Appendix 2.9 to this agreement, the Sellers are not obligated to make any payment whatsoever in relation to the use of the Intellectual Property Being Transferred, such as royalties, commissions or in any other manner to any owners or license holders or claimants of any patent, trademark, service mark, commercial name, copyright or any other proprietary right. Without derogating from the aforesaid and for the avoidance of doubt, it is clarified that the assets being transferred do not include information that has been developed within the context or as a result of the implementation of approved program No. 17808 of the chief scientist of the Ministry of Industry, Trade and Labor (in the context whereof systems to track ELS distress by way of DTOA technology jointly with the SPSP offices have been developed, which are not included as assets being transferred and are indicated in Appendix 1A to this agreement).

2.10	The Sellers duly use the Intellectual Property rights of others included in the Intellectual Property Being Transferred, inclusive of software required for the current activities of the Company and/or the current activity of Matan related to the activity, and the Company and/or Matan fail to breach any intellectual property rights of any third party whatsoever. A list of the intellectual property assets of the third parties that the Company and/or Matan make use thereof and the agreements of use are attached hereto as Appendix 2.10 to this agreement.

2.11	Save for as detailed in Appendix 2.10, there is no third party whatsoever who, following the signature of this agreement, maintains at its disposal any intellectual property right or other right whatsoever in matters with which the Company deals or has dealt and/or matters with which Matan deals or has dealt that are connected to the Activity. Without derogating from the aforesaid, it is clarified and agreed that the intellectual property of Matan specified in Appendix 1A to this agreement is not connected to the Activity. The Sellers are unaware of any breach of the Intellectual Property Being Transferred that are being transferred by any third party whatsoever.

2.12	Following the closing of this agreement, the Sellers will not retain any Intellectual Property right on matters connected to the Activity, which they held up until the date of signature of this agreement. Without derogating from the aforesaid, it is clarified and agreed that Matan retains the intellectual property detailed in Appendix 1A to this agreement, which is not connected to the Activity.

Agreements

2.13	A list of the material agreements to which the Company and Matan are a party to is attached hereto as Appendix 2.13 to this agreement (hereinafter: “the List of Material Agreements”). The Company and Matan have delivered copies of these agreements to the Buyer. To the best of the Company and Matan’s knowledge, the Company and Matan are not in any breach whatsoever of the aforesaid agreements that would fundamentally have an adverse effect on the value of the Assets Being Transferred, and their holdings in the rights pursuant thereto are valid. Apart from the undertakings specified in the List of the Material Agreements and the current undertakings to suppliers of the Company and Matan, the Company and/or Matan have no undertakings of any kind and type whatsoever, connected to the Activity, which in relation thereto or as a result thereof, following the date of this agreement, the Buyer is likely to undertake any obligation whatsoever in connection with the Activity that would have an essentially adverse effect on the value of the Assets Being Transferred.

Legal Proceedings

2.14	Amnon, Medi and the Company are not a party to any legal proceedings whatsoever, whether criminal or civil, whether in Israel or abroad, that are connected to the Activity, save for the proceedings specified in Appendix 2.14 to this agreement; other than as specified in Appendix 2.14 to this agreement, (a) the Company is not a plaintiff or defendant in any action against any third party whatsoever and Matan is neither a plaintiff or defendant against any third party whatsoever in all that is connected with the Activity and (b) the Sellers have no knowledge of any caution or demand of any third party whatsoever to take legal steps against (1) the Company or (2) Matan in connection with the Activity or (3) shareholders, employees or officers of the Company and/or Matan, in connection with the Activity.

2.15	In addition, save for as specified in Appendix 2.15 to this agreement, there are no judgments, arbitral awards or judicial decisions to which Matan and/or the Company is/are party and which are connected to the Activity.

2.16	Without derogating from the aforesaid in this agreement, the Sellers hereby undertake to assume full liability for any obligation of any kind and type that is connected to the claims, specified in Appendices 2.14 and 2.15, and any claim or other demand in connection with the Activity and/or the assets being sold, where the cause of action arose during the period prior to the Date of Closing; and they undertake to indemnify the Buyer in connection with any expense and/or damage and/or demand and/or contention vis-à-vis the Buyer in connection with these claims, subject to the provisions of section 13.8 herein below.

Employees

2.17	A list updated to the date of signature of this agreement of all employees of Matan and all employees of the Company (hereinafter jointly: “the Employees”) is specified in Appendix 2.17 to this agreement. The aforesaid Appendix also specifies the date of commencement of employment and details of the personal conditions of employment of each employee, entitlement to a vehicle (and details of the vehicle attached) and comprehensive salary (inclusive of social rights by virtue of any law, means for linking the salary, vacation days and attendant benefits) paid to each employee. The aforesaid Appendix also includes agreements of the Company and/or Matan with sub-contractors and consultants in connection with the Activity. The Company and Matan employ their employees while upholding all labor laws and there are no labor disputes whatsoever between the Company or Matan and their employees.

2.18	The Employees have no claims (which have been filed and a copy whereof has been delivered to the Company and/or Matan nor has the Company and/or Matan received any written or verbal demand in respect thereof) against the Company and/or Matan in respect of the period of their employment until the date of signature of this agreement, whether by virtue of employer – employee relations or by virtue of any other cause of action whatsoever, and the Company and/or Matan or their managers, has/have no concrete knowledge of the existence of proceedings, as aforesaid, or the existence of any cause of action, as aforesaid, against the Company and/or Matan.

Authorizations

2.19	The Sellers have received or by the Date of Closing will receive all authorizations required by law for entering into this agreement and, subject to meeting the conditions precedent, there is no impediment to entering into this agreement and the performance of their undertakings, pursuant thereto. Approval of the Board of Directors of the Company and approval of the Board of Directors of Matan for the transaction subject of this agreement is attached hereto to this agreement as Appendix 2.19.

2.20	The Sellers undertake that a condition precedent to the closing of the transaction is that their undertakings, as specified in section 2 above, shall be correct also to the Date of Closing, provided that each representation, which relates to a certain date, shall be correct solely for the same date to which it relates.

2.21	The Sellers hereby declare that they are aware that the agreement of the Buyer to enter into this agreement and under the conditions specified herein has been made in reliance on their declarations, representations and undertakings, as aforesaid, herein in this Agreement.

2A.	The Sellers’ Undertakings

2A.1	The Sellers undertake to cooperate with the Buyer and transmit to the Buyer all information and/or financial statements and/or other pertinent data concerning the Company and Matan, which must be included in the prospectus/es submitted on May 31, 2007, in connection with the raising of capital for the Buyer from US investors and to be submitted, pursuant to the Registration Rights Agreement, as defined in section 3.7 herein below. Without derogating from the aforesaid, it is clarified that the financial statements of the Company and Matan for the years 2004, 2005 and 2006 are audited and prepared pursuant to U.S. auditing and reporting standards, as required by the U.S. Securities Exchange Commission, as well as any other financial statement of Cellocator and/or Matan that is required, insofar as such is required, by the U.S. Securities Exchange Commission (against payment of the cost involved in the preparation thereof) shall be prepared by the Sellers’ accountants (Horowitz office) and shall include, in addition to the unqualified opinion of the auditors, also a letter of agreement of the Sellers’ accountants to incorporate the financial statements in the Form F-3 Registration Statement that the Buyer submitted to register for trade the shares that were allocated to U.S. institutional investors, which was submitted on May 31, 2007, and the Form F-3 Registration Statement that is to be filed as detailed in the Registration Rights Agreement, as defined in section 3.7 herein below; and the Buyer and the Sellers shall sign them, and the completion of these statements is a condition for the closing of the transaction.

The Buyer shall bear any costs and expenses to third parties (such as to the accountants) involved in the preparation of the statements and the transfer of information, as aforesaid, up to a total sum of USD 80,000.

The Buyer shall bear the costs, as aforesaid, subject to the closing of the transaction subject of this agreement so that on the Date of Closing all costs and expenses shall also be paid, as aforesaid, against a statutory tax invoice; notwithstanding the aforesaid, the Buyer shall bear the foregoing costs also in the event that the transaction will not be completed, as a result of an act or omission of the Buyer.

2A.2	The Sellers undertake not to sell 5 percent or more of the issued share capital of the Buyer at the time of the sale, as aforesaid, to any person or to one isolated body, in one or several transactions, until the conclusion of twenty-four (24) months from the Date of Closing of the transaction, unless with the prior written approval of the Buyer.

2A.3	The Sellers hereby undertake to grant the Buyer the right of first refusal to purchase the Shares and/or Debenture Shares, as defined herein below, under the same conditions as the Sellers will offer them for sale. The Sellers shall send a written notice to the Buyer wherein shall be specified the number of Shares offered for sale, the conditions of sale and identity of the potential buyer. The Buyer will have to notify the Sellers within seven (7) days whether it wishes to purchase the shares offered for sale under the conditions of the sale notice. If the Buyer refuses to purchase the shares that were offered or failed to deliver any notice whatsoever to the Sellers on the matter of the right of refusal, the Sellers may sell the Shares and/or the Debenture Shares under conditions that will not be better for the purchaser than the conditions for purchase offered to the Buyer and this within 90 days of the date of provision of notice of the right of first refusal to the Buyer. It is agreed that the right of first refusal, as aforesaid in this section, shall not apply to the sale of Shares of the Buyer and/or Debenture Shares within the context of trade on the stock exchange wherein the Buyer’s shares are registered for trade, provided that the cumulative extent of the sale in one transaction or several related transactions does not exceed 5 percent of the issued share capital of the Buyer at that time and shall not apply to the sale of the Buyer’s Shares and/or the Debenture Shares to entities under the control of the Sellers, to shareholders of the Sellers, to their relatives and to entities under their control. In connection herewith the term “control” shall have the meaning ascribed to it in the Securities Law 5728-1968.

3.	Declarations and Undertakings of the Buyer

The Buyer hereby declares and undertakes vis-à-vis the Sellers as follows:

3.1	The Buyer is a public company, duly registered in Israel, whose securities are registered for trade in the United States (on the Nasdaq Capital Market) and on the Tel Aviv Stock Exchange. The registration of the Buyer is fully valid and there are no proceedings by the Registrar of Companies for the removal thereof. No liquidation proceedings and no receivership proceedings have been undertaken against the Buyer, and no application for liquidation or receivership, as aforesaid, has been lodged. No notice or warning of intent to open such proceedings has been received and the Buyer has no knowledge of a reason likely to cause the institution of such proceedings as aforesaid.

3.2	The Buyer undertakes that it has the means and resources at its disposal necessary for payment of the consideration to the Sellers as specified herein in this agreement.

3.3	The Buyer undertakes that the Shares, the Debenture and the Debenture Shares, as defined herein below, at the time of their issuance and registration in the Company books or in a registration company in the Sellers’ name, shall be duly issued, clear of all debt, encumbrance and/or lien and/or any right of any third party.

3.4	The Buyer undertakes that to the best of its knowledge it has not omitted any essential detail and/or included any misleading detail in its reports to the Securities Authorities in Israel and the United States.

3.5	The Buyer undertakes that it has obtained all necessary authorizations pursuant to law for entering into the agreement and, subject to the fulfillment of the conditions precedent, there is no preclusion to its entering into this agreement and the performance of its undertakings pursuant hereto, and all signatories to this agreement and the ancillary documents are authorized to sign on its behalf this agreement and the ancillary documents and/or required for the purpose of the execution hereof and to obligate the Buyer with their signatures; and this agreement with all its conditions binds the Buyer for all intents and purposes. Authorization of the competent organs of the Buyer for the transaction, subject of this agreement, is attached hereto to this agreement as Appendix 3.5.

The Buyer has performed an examination of propriety (due diligence) to its satisfaction in respect of the Assets Being Transferred including, without derogating from the generality of the aforesaid, a legal and accounting examination in connection with the Activity and the Assets Being Transferred.

The Buyer is entering into this agreement relying on the declarations of the Sellers in this agreement and nothing in the contents of this section above may derogate from its rights vis-à-vis the Sellers in the event that any of the representations are incorrect.

3.6	The Buyer undertakes that its undertakings, as specified in section 3 above and herein below, shall be accurate also to the Date of Closing.

3.7	The Buyer shall act to register for trade in the United States the Shares as defined in section 5.1.2 herein below and the shares that result from the conversion of the Debenture as defined in section 5.1.3 herein below (hereinafter: “the Debenture Shares”), and for this purpose the Buyer shall enter into with the Sellers on the Date of Closing into a Registration Rights Agreement in the form attached hereto as Appendix 3.7 (hereinafter: “the Registration Rights Agreement”), all as specified in the Registration Rights Agreement and shall act until the Date of Closing to obtain all other authorizations, insofar as required, for the purpose of the Shares and Debenture Shares issuance.

3.8	It is agreed that as long as any of the Sellers hold Shares and/or Debenture Shares, as defined herein in this agreement, the Sellers may appoint an observer on their behalf to the Board of Directors of the Buyer, subject to such observer signing a confidentiality agreement in the form attached hereto as Appendix 3.8.

3.9	In addition to the aforesaid in section 3.8, the parties agree that insofar as the matter will not limit the filing of a prospectus in respect of the Shares (as they are defined in section 5.1.2 herein below) and the Debenture Shares, pursuant to the Registration Rights Agreement and the registration for trade of the Shares and Debenture Shares pursuant thereto, and as long as the Sellers hold (inclusive of holdings that will result from the conversion of the Debenture, even if not yet converted, but as long as still convertible) at least five percent of the issued share capital of the Buyer at such time, the Sellers may appoint, in place of the observer, as aforesaid in section 3.8 above, a director on their behalf to the Board of Directors of the Buyer and the Buyer undertakes to take steps in support of the appointment of the director, as aforesaid.

3.10	The Buyer undertakes that, subject to obtaining authorization to assign the authorized enterprise of the Company to the Buyer, the Buyer shall fulfill the provisions of the conditions of assignment on time and shall continue to fulfill the conditions of the letter of authorization of the authorized enterprise in such manner and for a period that will not damage the tax benefits which the Company received prior to the Date of Closing (hereinafter: “the Buyer’s Undertakings in Respect of the Authorized Enterprise”) and this subject to the undertaking of the Sellers that (a) they take full liability for any obligation of any kind and type relating to the authorized enterprise for the period prior to the Date of Closing and that (b) they undertake to indemnify the Buyer, upon first demand, in connection with any expense and/or damage and/or demand and/or contention vis-à-vis the Buyer in connection with the authorized enterprise in the period that preceded the Date of Closing. The letters of authorization of the authorized enterprise are attached as Appendix 3.10 to this agreement.

4.	The Transaction

Subject to the fulfillment of the conditions precedent in this agreement, the Sellers transfer and assign to the Buyer and the Buyer purchases and receives by way of transfer on the Date of Closing all of the Intangible Assets and Tangible Assets, as defined above, clear of any debt, encumbrance and/or lien and/or third party right whatsoever, save for as specified in section 2 above, and this against the full payment of the Consideration, as defined herein below, by the Buyer to the Sellers.

5.	The Consideration

5.1	In return for and against the transfer of the Intangible Assets to the Buyer, the Buyer shall pay the Sellers on the Date of Closing the Consideration as specified herein below (the Cash Consideration , the Shares and Debenture as defined herein below shall be called jointly hereinafter: “the Consideration”):

5.1.1	An amount in cash of NIS 59,857,984 (fifty-nine million eight hundred and fifty-seven thousand nine hundred and eighty-four New Israeli Shekels) shall be paid as follows: The amount of NIS 55,657,984 (fifty-five million six hundred and fifty-seven thousand nine hundred and eighty-four New Israeli Shekels) shall be paid to the Company and a cash sum of NIS 4,200,000 (four million two hundred thousand New Israeli Shekels) shall be paid to Matan (hereinafter together – “the Cash Consideration”); as well as

5.1.2	To the Company: 160,000 ordinary shares of the Buyer nominal value NIS 3.00 each;

5.1.3	To the Company: a non tradeable debenture convertible into 160,000 ordinary shares of the Buyer, nominal value NIS 3.00 each (hereinafter: "the Debenture") in the form attached hereto as Appendix 5.1.3 in the total amount of USD 1,921,668 (one million nine hundred and twenty-one thousand six hundred and sixty-eight U.S. dollars) (hereinafter: "the Debenture Amount").

5.2	In consideration and against the transfer of the Tangible Assets to the Buyer, the Buyer shall pay the Company on the Date of Closing the following payments as specified herein below:

5.2.1	An amount equivalent to the difference between the Tangible Assets (inclusive of customer debts to the Company and Matan as shall appear in the financial statements for 2006, and the sums of the advances the Company transferred to the leasing companies in connection with the leased vehicles to be transferred to the Buyer) and the undertakings of the Company and Matan being transferred in accordance with their value as presented in the financial statements of the Company, as of December 31, 2006, attached hereto as Appendix 2.6A, prepared in accordance with customary accounting principles (hereinafter: “the Advance on Account of the Tangible Assets”), and subject to adjustments to be implemented (following the Date of Closing), pursuant to an audited balance sheet of the Company as of the date of the closing of the transaction, as specified in section 5.3 herein below, the amount of the difference, as aforesaid, and the manner of calculation thereof, as of December 31, 2006, are specified in Appendix 5.2.1 to this agreement; as well as

5.2.2	An amount in cash of NIS 1,500,000 (one million five hundred thousand New Israeli Shekels), which constitutes the profit embodied in the inventory of the Company and a cash amount of NIS 500,000 (five hundred thousand New Israeli Shekels), which constitutes the profit embodied in the inventory of Matan (hereinafter: “the Consideration for Profit Embodied in Inventory”).

5.3	Adjusting the Consideration in Respect of the Tangible Assets

5.3.1	Within 30 days of the Date of Closing, the accountants of the Company and of Matan (Horowitz office) shall prepare audited financial statements of the Sellers as of the Date of Closing and prepared according to the customary principles of accounting in Israel (hereinafter: “the Updated Financial Statements”). In addition, the same accountants will also prepare audited financial statements of the Sellers as of the Date of Closing and prepared according to U.S. auditing and reporting standards. Preparation of all statements, as aforesaid, is subject to the Buyer bearing all expenses and expenditures up to a total amount of USD 25,000, for third parties (such as accountants) in respect of the preparation of the statements, solely in accordance with U.S. auditing and reporting standards.

5.3.2	The consideration for the Tangible Assets shall be in accordance with their value in the Updated Financial Statements.

5.3.3	The Updated Financial Statements, inclusive of details and supporting documents required for the purpose of auditing, pursuant to customary accounting principles, shall be transferred for inspection of the Buyer’s accountants, who may deliver their objections within 15 days of the date of receiving the Updated Financial Statements.

5.3.4	If disputes arise between the parties’ accountants in relation to the sums specified in the Updated Financial Statements, a decision in the dispute shall be made by Amnon and Yossi Ben-Shalom and, insofar as the dispute is not settled by them within 14 days, an agreed upon arbitrator shall be appointed (hereinafter: “the Arbitrator”) by Amnon and Yossi Ben-Shalom and, in the absence of agreement between them, one of the heads of the large accountants offices in Israel (the Big 4) shall be appointed as the Arbitrator, who does not represent the Buyer or the Sellers and this within 7 days of the date that either of the parties requests such appointment in writing. The decision of the Arbitrator shall be final and shall bind the parties to the agreement for all intents and purposes. The Sellers and the Buyer shall bear the expense of the Arbitrator in equal parts.

5.3.5	Insofar as the total of the amounts specified in section 5.3.2 above (insofar as they are amended pursuant to the procedures specified in section 5.3.4 above) will be higher or lower vis-à-vis the amount of the Advance on Account of the Tangible Assets (hereinafter: “the Differences in Value of the Tangible Assets”), the Difference in Value of the Tangible Assets shall be paid to the Company or the Buyer, as the case may be, within seven (7) business days from the Date of Closing of the inspection of the Updated Financial Statements by the accountants of the Buyer and/or the decision of Amnon and Yossi Ben-Shalom and/or the decision of the Arbitrator, whichever is the later of the three (hereinafter: “the Date of the Reckoning”).

5.4	To the Consideration (inclusive of Shares and the Debenture) for the Advance on Account of the Tangible Assets, the Difference in the Value of the Tangible Assets and Consideration for Profit Embodied in the Inventory, Value Added Tax (VAT) will be added in accordance with the law, against the issuing of a tax invoice by the Sellers, unless an authorization is obtained from the VAT Authorities, pursuant to section 20 of the Value Added Tax Law. Tax will be duly deducted by the Buyer, insofar as necessary, from the Consideration, unless authorization is obtained from the Income Tax authorities in respect of an exemption from the deduction of tax at source or an authorization that indicates the rate of tax to be deducted, in which case tax will be deducted in accordance with the provisions of the authorization.

6.	The Interim Period

6.1	It is hereby agreed that commencing from the date of signature of this agreement and until the Date of Closing (hereinafter: “the Interim Period”), the Sellers undertake that without the agreement of the Buyers in advance and in writing:

6.1.1	The Sellers will not perform any act that is not in the ordinary and/or current course of business of the Company and/or Matan and no material change shall be implemented in the business of the Company and/or Matan.

6.1.2	The Sellers will not create any debt, undertaking, lien, encumbrance, trusts, or similar third-party rights, save undertakings vis-à-vis third parties in the ordinary course of business.

6.1.3	The Sellers will not perform any transactions and/or dispositions, which may materially affect the Transferred Assets.

6.1.4	Save for that which is required pursuant to law, no changes shall be made to the terms of employment of employees of the Company and/or change in the number of employees, save for a reduction in the number of employees as a result of the resignation of employees.

6.2	During the Interim Period, the Buyer shall take steps to obtain all licenses and permits required for the use of the Intangible Assets and the Tangible Assets, and which will enable the transfer of Intangible Assets and Tangible Assets in their entirety to the Buyer on the Date of Closing.

7.	Transfer of Employees from the Company to the Buyer

7.1	The Company and Matan undertake to do their best so that their employees shall become employees of the Buyer on the Date of Closing and the Buyer undertakes to admit all employees of the Company and all employees of Matan who are interested in being employees of the Buyer on the Date of Closing (hereinafter: “the Employees Being Transferred”), with employment terms, wages and social conditions that are no less than the conditions of their employment with the Company or Matan, as the case may be. Save for as specified in section 7.8 herein below, the transferred employees shall cease being employees of the Company or employees of Matan, as the case may be, and shall become employees of the Buyer, while preserving the continuity of rights from the date of commencement of employment with the Company or Matan, as the case may be, so that the period of employment of each Employee Being Transferred from the Company or Matan shall be deemed, for the purpose of the continuity of rights, as an employment period with the Buyer.

7.2	It is hereby agreed and clarified that any debt, obligation, liability and/or duty of any kind and type whatsoever vis-à-vis any of the transferred employees that relates to the period until the Date of Closing and/or the date of its application is prior to the Date of Closing, save for (a) debts as aforesaid in respect whereof allocation were made in the financial statements and/or were made explicit in the financial statements correct to the Date of Closing and (b) causes of action that were created in connection with an act or omission of the Buyer and which created an obligation in respect of the period prior to the Date of Closing and which shall apply to the Buyer as specified in section 7.5 herein below, shall be the responsibility of the Company and/or Matan, as the case may be, and any such debt, obligation, liability and/or duty, in respect of the period from the Date of Closing and onward shall apply to the Buyer and shall be the liability thereof.

7.3	Without derogating from the generality of the aforesaid, until the Date of Closing, the Company and/or Matan, as the case may be, shall pay all current payments which they owe to Employees Being Transferred, to the authorities and any other entity pursuant to any law or agreement or custom in respect of the employment of the Employees Being Transferred during the period up until the Date of Closing, inclusive of, but without derogating from the generality of the aforesaid, salaries, income tax deductions, National Insurance fees and health tax.

7.4	In addition, until the Date of Closing, the Company and/or Matan, as the case may be, shall actually make all deposits and allocations required by law or agreement or custom in respect of the employment of the Employees Being Transferred during the period up until the Date of Closing, including, but without derogating from the generality of the aforesaid, allocations in respect of pensions, study funds, benefits, severance pay, recreation pay and vacation days.

7.5	Any obligation in respect of the Employees Being Transferred, as aforesaid, which arises and/or is created following the Date of Closing, including in respect of the period prior to the Date of Closing, as aforesaid in section 7.2 above, shall apply exclusively to the Buyer.

7.6	The parties shall take action to obtain authorization from the tax authorities for a successive arrangement of rights of the Employees Being Transferred.

7.7	The parties shall take action so that the accounts of the Employees Being Transferred in the aforesaid funds and accounts shall be transferred to the Buyer’s name as employer. Similarly, also with respect to insurance policies that relate to employees of the Company and employees of Matan, insofar as they are in the name of the Company and/or Matan (hereinafter jointly: “the Transferred Funds and Insurance Policies”).

7.8	Notwithstanding the aforesaid in this section, the parties agree that the Employees Being Transferred, whose names are added to the list attached hereto as Appendix 7.8 prior to the Date of Closing (hereinafter: “the Employees Without Continuity”) shall become employed by the Buyer, following the performance of a full final accounting with the Company and/or Matan, as the case may be, and payment of all that is owing to them in the event of the termination of employer-employee relations between them and the Company and/or Matan, as the case may be, inclusive of the release of all monies deposited on their behalf in funds and directors’ insurances; in such event, the funds and accounts of these employees shall not be transferred to the Buyer.

7.9	The Company and Matan shall be liable and undertake, jointly and severally, in respect of their Employees Being Transferred, to pay the Employees Without Continuity the full amounts owing them in connection with their work at the company and in connection with the termination of the employer-employee relations between them and the company until the Date of Closing. Any liability in respect of the Employees Without Continuity (exclusive of Amnon and Medi), which arises and/or is created following the Date of Closing, including in respect of the period prior to the Date of Closing, if such is created in connection with an act or omission of the Buyer, and which has created a liability in respect of the period up until the Date of Closing, shall apply exclusively to the Buyer.

7.10	All employees of the Company and/or Matan who are Employees Without Continuity and who, on the Date of Closing, will move to be employees of the Buyer shall sign a letter of waiver, to the effect that they confirm that they have received from the Company and/or Matan, as the case may be, all sums owing to them and they have no contentions and/or demands and/or claims against the Company and/or Matan in connection with their employment and in connection with the termination of employer-employee relations between them and the companies, in the form attached hereto as Appendix 7.10 to this agreement.

7.11	On the Date of Closing, Amnon and Medi will sign a letter of waiver of claims and an undertaking to indemnify the Buyer, in the form attached as Appendix 7.11 to this agreement.

8.	Conditions Precedent

8.1	Closing of the transaction between the parties will be conditional on the cumulative fulfillment of all conditions precedent as follows prior to or on the Date of Closing:

8.1.1	Delivery to the Buyer of financial statements of the Company and Matan for the years 2004, 2005 and 2006 prepared and audited pursuant to accounting rules of U.S. GAAP signed by the Sellers’ accountants (Horowitz office) and by the Sellers, all as stated in section 2A1 above.

8.1.2	The Sellers shall confirm to the Buyer in writing that the representations made in this agreement are correct also to the Date of Closing (provided that each representation that relates to a certain date will be accurate for the date to which it relates) and that no substantial adverse changes in the Company’s situation have occurred from the date of signature of the agreement and until the Date of Closing.

8.1.3	Obtaining an authorization from the Investment Center for the transaction subject of this agreement, including the authorization to transfer the authorized enterprise or the beneficiary of the Company to the Buyer on the Date of Closing.

8.1.4	Amnon and Medi and the Buyer will sign the employment agreements attached as Appendices 8.1.4 (a) and 8.1.4(b) to this agreement respectively, as each agreement includes undertakings of Amnon and Medi to continue to be employed by the Buyer for a period of three (3) years from the Date of Closing, as specified in the employment agreements.

8.1.5	At least 20 of all Company employees, including Amnon, Medi and all key personnel listed in Appendix 8.1.5, have signed employment agreements with the Buyer, so that the terms of the employment agreements shall be no less than the current terms as of the date of this agreement.

8.1.6	Agreement has been obtained for the assignment of all agreements with customers, suppliers and third parties, which require agreement, as aforesaid, that are related to the Assets Being Transferred from the Company or from Matan, as the case may be, to the Buyer and specified in Appendix 8.1.6. In the event that all agreements required for assignment, as aforesaid, have not been received, the matter will not be deemed a condition precedent which was not fulfilled, provided that the Company or Matan, as the case may be, enters into “back to back” agreements with the Buyer, so that it is does not damage the full transfer of Assets Being Transferred from the Company to the Buyer.

The “back to back” agreements, as aforesaid, shall be until the date of obtaining agreement for assignment or until the date of termination of each agreement, as aforesaid, whichever of the two is the earlier. The operation of the agreements shall be performed by the Buyer.

8.1.7	Sagi Duchovna Naveh, son of Amnon and Medi, will sign an undertaking for non-competition with Cellocator and Matan for a period of 36 months from the Date of Closing, in the form attached hereto as Appendix 8.1.7.

8.1.8	On the Date of Closing, Amnon will hold 100 percent of the issued and paid share capital, on a fully diluted basis, of Meshi Holdings and 100 percent of the issued and paid share capital, on a fully diluted basis, of Matan.

Notwithstanding the aforesaid, the Buyer may, at its sole discretion, waive one or more of the conditions precedent specified above, save for the stipulation in section 8.1.3 above (in relation to the Investment Center) and Section 8.1.2 (in respect of representations), which it may waive solely with the agreement of the Sellers, and close the transaction even if the conditions were not fulfilled.

8.2	In any event, in which the conditions precedent and/or any one of them have/has not been fulfilled by September 20, 2007 or a later date agreed upon by the parties, this agreement shall be null and void. In such event, as aforesaid, and provided that the parties do their best to fulfill the conditions precedent on time, neither of the parties shall have any contention and/or claim vis-à-vis the other.

9.	Date of Closing

On the Date of Closing, the parties will convene in the offices of Yigal Arnon and Assoc., at 1 Azrieli Center, Tel Aviv, Round Tower, 46th floor, and all acts specified herein below will be performed at the same time, will be deemed to have been performed at the same time and no isolated act will be deemed as completed and no single document will be deemed as delivered until all the steps are completed and the documents delivered at that time.

9.1	The Sellers

9.1.1	The Sellers will transfer the Assets Being Transferred to the Buyer.

9.1.2	The Sellers will deliver to the Buyer a statutory tax invoice in respect of the Consideration for the Assets Being Transferred (inclusive of the Cash Consideration, the consideration in Shares and the consideration in the Debenture) in Advance on Account of the Tangible Assets, the Differentials in the Value of the Tangible Assets and for the Consideration of the Profit Embodied in the Iinventory, except if the Buyer received authorization, pursuant to section 20 of the Value Added Tax Law 5736-1975.

9.1.3	The Sellers will deliver to the Buyer irrevocable instructions in connection with the bank account, as stated in section 12.3 herein below.

9.1.4	The Sellers will deliver to the Buyer a copy of the Registration Rights Agreement, which they have signed.

9.2	The Buyer

9.2.1	The Buyer will pay the Sellers, pursuant to their instructions, the Cash Consideration and, unless an authorization from the Value Added Tax Authorities is obtained pursuant to section 20 of the Value Added Tax Law, the VAT in respect of the entire Consideration (inclusive of the Shares and the Debenture), as required by law.

9.2.2	The Buyer will issue the Shares to the Sellers, pursuant to their instructions, and will deliver to the Sellers, pursuant to their instructions, a copy of the registrar of the shareholders of the Company, testifying to the performance of the issuance and a share certificate duly signed in respect of the Shares or documents, indicating registration of the shares in the name of the Sellers with a registration company where the Buyer’s shares are registered.

9.2.3	The Buyer will deliver to the Sellers, pursuant to their instructions, the Debenture signed by the Buyer.

9.2.4	The Buyer will pay the Sellers, pursuant to their instructions, the Advance on Account of the Tangible Assets and the consideration for the Profit Embodied in the Inventory and, unless authorization from the VAT authorities pursuant to section 20 of the VAT Law is obtained, the VAT in respect of these amounts.

9.2.5	The Buyer will deliver to the Sellers a signed undertaking by D.B.S.I. Investments Ltd., controlling shareholder in the Buyer, in the form attached hereto as Appendix 9.2.5, to the effect that the Sellers will be able to attach their Shares in the Buyer to the sale of shares by D.B.S.I. Investments Ltd., as specified in Appendix 9.2.5.

9.2.6	The Buyer will deliver the Registration Rights Agreement it has signed to the Sellers.

9.3	For the avoidance of doubt, it is clarified that insofar as the Buyer or Sellers, as the case may be, is/are obliged to pay the Difference in Value of the Tangible Assets, the Difference in Value of the Tangible Assets will be paid with the addition of VAT (save if an authorization from the VAT authorities is obtained pursuant to section 20 of the VAT Law) and tax at source will be deducted, unless an exemption from the deduction is delivered on the dates determined in section 5.3 above.

10.	Taxes and Payments

10.1	Each of the parties will bear the taxes that apply to it, pursuant to law, in connection with the transaction subject of this agreement.

10.2	Each party will bear its expenses in connection with the transaction, subject of this agreement, including the fees of its lawyers.

11.	Non-Competition and Cessation of the Use of the Name Cellocator

11.1	The Sellers undertake that they will not establish, directly or indirectly, a competing business and will not join, directly or indirectly, an existing competing business, in the field of Activity as defined herein in this agreement, in the field of activity of the Buyer as it is currently and as it will be during the period between the date of this agreement and the termination of employer-employee relations between the Buyer and Amnon, and six months thereafter, and all this for the period of one year from the date of termination of Amnon’s employment with the Buyer or three years from the Date of Closing of the transaction, whichever is the later of the two.

The aforesaid undertaking will also apply to Medi, with the necessary changes, and all this for a period of one year from the date of termination of her employment with the Buyer or three years from the Date of Closing of the transaction, whichever is the later.

11.2	Likewise, commencing on the Date of Closing, the Company will cease to make use of the name Cellocator as the brand name and/or trademark and/or name that serves in any other business and the Seller will see to it that, within 30 days of the Date of Closing, its name at the Registrar of Companies will be changed to a new name, which does not include the word “Cellocator.”

12.	Cooperation Prior to Closing of the Transaction and Thereafter

12.1	The parties undertake to cooperate for the purpose of carrying out the provisions of this agreement on time, to sign every document, bill, petition, power of attorney and any other document required and to appear before the various authorities and/or lawyers to complete the acts required to execute this agreement.

12.2	Upon clsoing of the transaction, the Company and Matan undertake to give the Buyer the right of use, without any additional consideration, of all documents and databanks of the Company, inclusive of accounting information, in relation to the Intangible Assets and the Tangible Assets.

12.3	The parties further agree that the bank accounts of the Company and Matan, as specified herein below, will serve the Buyer for the purpose of collecting past debts from customers and to endorse checks that will arrive in the Company’s name. For the aforesaid purpose, irrevocable instructions will be given on the Date of Closing to banks, wherein the bank accounts are held, to transfer all monies collected from customers included in the Assets Being Transferred to the bank account of the Buyer.

And these are the bank accounts:

Cellocator - HSBC Private Banking, a division of HSBC Bank USA,
N.A.
Account Number: 0605128650
452 Fifth Avenue, New York, New York 10018

Cellocator
United Mizrahi Bank
Hafetz Haim Branch
Petach Tikva
Account Number: 211510
Branch Number: 065

Matan
United Mizrahi Bank
Hafetz Haim Branch
Petach Tikva
Account Number: 287282
Branch Number: 065

13.	Indemnity

13.1	The Sellers will indemnify the Buyer in respect of any damage and/or loss and/or expense incurred by the Buyer in respect of inaccurate and/or incomplete declaration/s and/or presentation/s that the Sellers gave the Buyer and/or in respect of the failure to fulfill their undertakings pursuant to this agreement.

13.2	Notwithstanding the aforesaid in section 13.1 above, the indemnity shall not apply unless above a cumulative floor of indemnities in the amount of USD 250,000 (two hundred and fifty thousand dollars U.S.) (hereinafter: "the Floor Amount").

13.3	If the total of damages rises above the Floor Amount, any damage will be paid, inclusive of the Floor Amount, up to a cumulative amount that does not exceed the total of the Cash Consideration (hereinafter: "the Ceiling Limit").

13.4	Notwithstanding the aforesaid, it is clarified that in the event of a declaration or presentation that the Sellers gave and/or did not give in this agreement fraudulently, with intent to mislead or with malice, the limits determined in sections 13.2 and 13.3 above will not apply.

13.5	Without derogating from the generality of the aforesaid herein in this agreement, the Sellers undertake to assume and with full liability any undertaking and/or liability and/or expense to the Chief Scientist and the Investment Center that result from the activities of the Company and/or Matan prior to the Date of Closing and to indemnify the Buyer with full indemnity in respect of any expense and/or damage and/or demand on the part of the Chief Scientist and/or the Investment Center in connection with the Company and/or Matan prior to the Date of Closing, all this, save if it resulted from a breach of the Buyer’s Undertakings in Respect of the Authorized Enterprise (as defined above).

13.6	The parties agree that the Sellers will not be obligated to indemnity in respect of a demand, claim, damage and/or loss and/or expense, as aforesaid in section 13.1 above, for which notice in respect thereof was delivered to the Sellers following the expiration of a period of 24 months from the Date of Closing, other than in connection with the undertakings of the Sellers, as specified in section 13.5 above and, in the event of an incorrect and/or inaccurate representation in relation to the Intellectual Property, as specified in section 2.9 above, in connection with which the statutory limitation of action will apply.

13.7	The parties declare and agree that the provisions of indemnity pursuant to this section 13 shall be the sole relief for the Buyer vis-à-vis the Sellers in respect of an inaccurate and/or incomplete declaration/s and/or presentation/s, which the Sellers made and/or in respect of the failure to fulfill the undertakings of the Sellers, pursuant to this agreement, save for in the event of fraud, intent to mislead or malice on the part of the Sellers.

13.8	The Liability of the Sellers and the Liability of the Buyer

Unless otherwise explicitly stated herein in this agreement, the Sellers will be liable in respect of claims or demands of third parties in connection with the Activity (as defined above) of the Sellers and/or the Assets Being Transferred, the grounds for which arose up to the Date of Closing (“A Claim under the Sellers’ Liability”), while the Buyer will be liable in respect of claims or demands of third parties in connection with the Activity (as defined above) and/or the Assets Being Transferred, the grounds for which arose commencing on the Date of Closing (“A Claim under the Buyer’s Liability”).

The Sellers undertake to indemnify the Buyer in respect of any Claim Under the Sellers’ Liability, which is filed, if such is filed, against the Buyer. However, the Buyer will have no contention, demand and/or claim vis-à-vis the Sellers in respect of a claim in the Sellers’ liability, unless: (a) the Buyer notified the Sellers of the claim under the Sellers’ liability, as aforesaid, within 14 days following the Buyer’s learning thereof; (b) the Buyer agreed that the Sellers participate in the Defense and enabled them to do so, insofar as the matter is contingent on them, or, if the Sellers requested such, to conduct the Defense jointly in a claim of a third party, as aforesaid, by means of an attorney on behalf of the Sellers, all including by means of joining the Sellers to any proceeding; and (c) the Buyer will not agree to a settlement in connection with a third party’s claim, as aforesaid, other than with the advance and written agreement of the Sellers, which shall not be refused except on reasonable grounds.

The Buyer undertakes to indemnify the Sellers in respect of any Claim under the Buyer’s Liability and which is filed, if such is filed, against the Sellers or any one of them. However, the Sellers will have no contention, demand and/or claim vis-à-vis the Buyer in respect of any claim under the Buyer’s liability unless: (a) the Sellers notified the Buyer of the claim under the Buyer’s liability, as aforesaid, within 14 days following the Sellers learning thereof; (b) the Sellers agreed that the Buyer would participate in the Defense and enabled it do so, insofar as the matter is dependent on them or, if the Buyer requested such, to jointly conduct the Defense against a third party claim, as aforesaid, by means of an attorney on behalf of the Buyer, all including by means of attaching the Buyer to any proceeding; and (c) the Sellers will not agree to a settlement in connection with a third party claim, as aforesaid, unless with the advance and written agreement of the Buyer which shall not be refused except on reasonable grounds.

14.	Miscellaneous

14.1	The parties undertake to act jointly and in good faith for the correct, just and effective execution of this agreement and for this purpose the parties undertake to sign any document and appear before any authority, as necessary.

14.2	This agreement expresses the complete and exhaustive agreement between the parties in respect of the issues and matters discussed herein and it replaces and cancels any representation, memorandum, offers, summations, letters of intent and/or undertaking, and any other document, that prevailed or were exchanged (whether in writing or verbally) on the aforesaid subjects and matters, between the parties, prior to the signature of this agreement. Notwithstanding the aforesaid, a letter of confidentiality signed by the Company and the Buyer will continue to constitute a binding document between the parties and will expire solely on the Date of Closing of the transaction.

14.3	All that has been stated herein in this agreement in the singular also implies the plural and all that has been stated in the masculine gender also implies the feminine, and vice versa, and all as long as the opposite of that which is stated is not implied in the context of matters.

14.4	The agreement of any one of the parties to diverge from any condition whatsoever of this agreement, in a certain event or series of events, will be made in writing with the signature of the parties and will not constitute a precedent and no inference by analogy may be made to any other event in future.

14.5	If any of the parties does not exercise or exercised late any right whatsoever of the rights granted to it, pursuant to this agreement and/or by virtue of the law, in a specific event or a series of events, this will not be viewed as a waiver of the said right or any other rights whatsoever.

14.6	If a provision of this agreement is not valid or there is no possibility of enforcing it, the validity of the remaining provisions of this agreement will not be affected and the agreement will be fulfilled insofar as is possible to fulfill the original provisions, in accordance with the spirit of the agreement.

14.7	Any condition of the conditions of this agreement shall be amended solely on the basis of a written document signed by each of the parties to this agreement.

14.8	Erasures and amendments made to drafts of this agreement that were exchanged by the parties within the confines of negotiations for the signature of this agreement shall have no significance whatsoever for the interpretation thereof.

14.9	The undertakings and rights of any of the parties pursuant to this agreement are not transferable and/or given to assignment and/or encumbrance unless the other party have agreed thereto in advance and in writing.

14.10	The substantial law which applies to this agreement are the laws of the State of Israel and the jurisdiction for all matters pertaining to this agreement and/or ensuing from it are granted to the competent courts in Tel Aviv and solely thereto.

14.11	The parties undertake to coordinate among them for the form of notices to the press, which they will issue in connection with the transaction.

15.	Notices and Addresses

The addresses of the parties for the purposes of this agreement are as specified in the preamble thereto and any notice that is sent by registered mail by any party to the other, pursuant to its address as stated above or to any other address that it has provided written notice thereof to the other parties, shall be deemed to have arrived at its destination after three business days from the time of its delivery for mailing by registered mail and/or on the first business day after the day it was hand delivered in person.

In Witness Whereof the Parties Have Signed:

—————————————— Cellocator Ltd.	—————————————— Pointer Telocation Ltd.

—————————————— Matan Y. Communication and Tracking Systems Ltd.	—————————————— Amnon Duchovna-Naveh